Exhibit 99.1

[LOGO] Targeted Genetics	[LOGO] Cystic Fibrosis Foundation

TARGETED GENETICS AND CYSTIC FIBROSIS FOUNDATION INITIATE PHASE

IIb CYSTIC FIBROSIS TRIAL

First Patient Dosed in Largest and Most Advanced Study to Date

Addressing Basic Defect in Cystic Fibrosis

SEATTLE, WA and BETHESDA, Md.;July 15, 2003—Targeted Genetics Corporation (Nasdaq: TGEN), in collaboration with Cystic Fibrosis Foundation Therapeutics (CFFT), the nonprofit drug discovery and development affiliate of the Cystic Fibrosis Foundation, today announced the initiation of a Phase IIb clinical trial of tgAAVCF in patients with cystic fibrosis (CF). Targeted Genetics and CFFT are collaborating on the Company’s largest CF clinical trial to date to advance the development of product candidate tgAAVCF.

Targeted Genetics’ tgAAVCF uses an adeno-associated virus (AAV) vector to deliver functional copies of the CFTR gene directly into the lungs. tgAAVCF has advanced further than any other CF gene therapy program to date and has the potential to change the course of CF treatment, whereby the underlying cause of the disease is addressed and not just the signs and symptoms. Funding for this study is provided by CFFT and conducted through its Therapeutics Development Network (TDN).

“Targeted Genetics continues to make progress in the advancement of our CF program and we are pleased to launch this efficacy-focused Phase IIb clinical trial,” said Barrie J. Carter, Ph.D., executive vice president and chief scientific officer of Targeted Genetics Corporation. “Complete analysis of our previous Phase II clinical trial results has shown a strong safety profile associated with tgAAVCF.”

“These results also demonstrated a statistically significant improvement in lung function 30 days after the first treatment. Moreover, 17 percent of patients receiving tgAAVCF experienced an improvement in lung function of 10 percent or more that was sustained for 90 days,” continued Carter. “Now that we have established a positive, long-term safety profile associated with tgAAVCF in patients, we look forward to testing our product candidate in a larger patient population to confirm previous findings and gain further understanding of the potential of tgAAVCF to treat the underlying cause of CF.”

People with CF have two copies of the defective CF gene; if one healthy copy of the gene could be transferred and accepted into the body’s cells, only one copy of the defective gene would exist in those cells potentially halting the disease’s progress. In this trial, the correct gene is being administered to the lungs, the organ most affected by the disease and most associated with mortality in people with CF.

“The CF Foundation is eagerly anticipating results from this potentially groundbreaking therapeutic approach. As we continue to improve the length and quality of life for people living with CF, we also are actively engaged in addressing the basic genetic defect in CF. tgAAVCF is a strong candidate for the latter,” said Robert J. Beall, Ph.D., president and CEO of the CF Foundation and CFFT. “In fact, if tgAAVCF delays progression of the disease, it could have significant implications on the health of younger patients who have not yet experienced extensive lung deterioration. As such, we remain optimistic about this trial and its results and hope it will lead to a true advance in the treatment of CF.”

According to the CF Foundation Patient Registry, with currently available therapies, the lung function of people with CF declines at an average rate of two percent per year. As an example, a 20 year old with a lung function of 78 percent today can expect his/her lung function to be at 38 percent by the time he/she is 40 years old. As other therapies for CF are developed and made available, the rate of lung function decline should slow and diminish. Likewise, the purpose of tgAAVCF is to reduce and/or eliminate this rate of decline.

“The TDN is a network of experienced clinical trial centers around the country that are helping to bring tgAAVCF, and other potential therapies for CF, to fruition. In fact, without the TDN, the number of potential therapies in the pipeline for CF would be dramatically lower,” said Bonnie Ramsey M.D., director of the CF Foundation TDN. “tgAAVCF is a promising candidate in this pipeline of therapies. We are encouraged by its progress thus far and believe this next phase will advance our understanding of this innovative approach to treating CF.”

This Phase IIb, double-blind, randomized, placebo-controlled study, conducted through the CFFT TDN will include bi-monthly evaluation of changes in lung function after repeat dosing of tgAAVCF. Researchers also will assess the impact of tgAAVCF on inflammation and biologic markers over time when compared to placebo. The study will continue to monitor the safety and tolerability profile of the product candidate. A total of 100 patients, 12 years of age and older, will be evaluated, 50 in the treatment group and 50 in the placebo group. Study participants will receive two doses of 1x1013 DNAse resistant particles (DRP) of tgAAVCF delivered via nebulizer at day 0 and day 30 of the study and will be evaluated for a total of 90 days. Study participants will be monitored for safety for seven months. People with CF interested in obtaining more information about entry requirements for the trial should contact Dana Martin, clinical research associate of Targeted Genetics Corporation, at 206-521-7342.

Data from a Phase II repeat dosing study of aerosolized tgAAVCF in patients with CF were presented in June 2003. This study demonstrated that tgAAVCF was well tolerated and had a strong safety profile. Statistically significant improvements in lung function were observed after 30 days and positive trends were observed in various measurements of lung function after 60 and 90 days. Additionally, a statistically significant decrease in IL-8 levels (a cytokine associated with inflammation) was observed after 14 days. Excellent gene transfer also was observed.

About CF

CF is caused by a defective CFTR gene. Normally, the protein encoded by this gene is found in the airways, pancreas, salivary glands and sweat glands, where it helps to regulate chloride in the cells. In people with CF, this protein malfunctions which leads to the production and build-up of thick, sticky mucus in the lungs and digestive system. The abnormal mucus causes frequent bacterial infections in the lungs, which result in chronic inflammation and scarring. The lungs deteriorate over time leading to a loss of respiratory function. Common symptoms include very salty-tasting skin, persistent coughing, wheezing or pneumonia, excessive appetite but poor weight gain, and bulky stools. It is estimated that 70,000 people worldwide have CF, including approximately 30,000 people in the United States. The median age of survival for patients with CF is currently 33.4 years.

About the CF Foundation and CFFT

The Cystic Fibrosis Foundation was created in 1955 to assure the development of the means to cure and control CF and to improve the quality of life for people with the disease. CFFT is the nonprofit drug development affiliate of the CF Foundation that operates drug discovery, development and evaluation efforts. Total support of CFFT is provided by the CF Foundation. For more information about CF, the CF Foundation and CFFT, visit www.cff.org.

About Targeted Genetics

Targeted Genetics develops gene therapy products for treating acquired and inherited diseases. The Company has a lead clinical product development program targeting cystic fibrosis and a promising pipeline of product candidates focused on arthritis, an AIDS vaccine, hemophilia and cancer. The Company has a broad platform of gene delivery technologies, as well as a promising body of technology for cellular therapy. For more information about Targeted Genetics Corporation, please visit the Company’s web site at http://www.targetedgenetics.com.

NOTE: This release contains forward-looking statements regarding our regulatory filings, research programs, product development and clinical trials. These statements, involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Factors that could affect our actual results include, but are not limited to, the timing, nature and results of our research and our clinical trials, our ability to recruit patients, our ability to obtain regulatory approvals, our ability to protect our intellectual property, and our ability to raise capital when needed, as well as other risk factors described in the section entitled “Factors Affecting Our Operating Results, Our Business and Our Stock Price” in our report on Form 10-Q for the quarter ended March 31, 2003. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. We undertake no duty to publicly announce or report revisions to these statements as new information becomes available that may change our expectations.

Contact:	Contact:
Targeted Genetics Corporation	Cystic Fibrosis Foundation
Courtney Self	Allison Tobin
Manager, Corporate Communications	Director, Media Relations
(206) 521-7392	(301) 841-2665

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